Exhibit 99.1

Graybug Vision, Inc. 203 Redwood Shores Parkway Suite 620 Redwood City, CA 94065 www.graybug.vision

Graybug Vision Reports Financial Results for the Three

and Nine Months Ended September 30, 2022

REDWOOD CITY, Calif., November 10, 2022 - Graybug Vision, Inc. (Nasdaq: GRAY) (“Graybug” or the “Company”), a clinical-stage biopharmaceutical company focused historically on developing transformative medicines for ocular diseases, today reported financial results for the three and nine months ended September 30, 2022.

Financial Results for the Three Months Ended September 30, 2022

Net loss for the quarter ended September 30, 2022 was $9.8 million compared to $8.0 million for the same period in 2021.

Research and development expense for the quarter ended September 30, 2022 was $3.2 million compared to $4.0 million for the same period in 2021. The decrease was primarily due to the August 2022 decision to terminate 20 of its 28 employees and wind-down the GB-102 and GB-401 research and development programs.

Restructuring, impairment and other costs of terminated programs for the quarter ended September 30, 2022 were $2.4 million. This charge results from the termination of all development activities relating to the GB-102 and GB-401 programs and comprises impairment of capital equipment, severance and termination benefits, and other restructuring costs.

General and administrative expense for the quarter ended September 30, 2022 was $4.3 million compared to $4.0 million for the same period in 2021. The increase was primarily due to an increase in stock-based compensation.

Financial Results for the Nine Months Ended September 30, 2022

Net loss for the nine months ended September 30, 2022 was $28.2 million compared to $27.1 million for the same period in 2021.

Research and development expense for the nine months ended September 30, 2022 was $13.4 million compared to $14.6 million for the same period in 2021. The decrease was primarily due to the completion of the extension phase of the GB-102 Phase 2b clinical trial in May 2021 and a decrease in personnel costs due to severance expense incurred in the first half of 2021, offset in part by a $2.2 million increase due to in-process research and development related to the March 2022 acquisition of RainBio, Inc., and an increase in nonclinical expense related to the since-terminated GB-401 program.

General and administrative expense for the nine months ended September 30, 2022 was $12.7 million compared to $12.6 million for the same period in 2021. While general and administrative expenses remained essentially unchanged, the March 2021 decrease in the write-off of deposits on fixed assets purchase commitments was largely offset by an increase in stock-based compensation and an increase in professional services expenses, primarily related to legal and accounting.

As of September 30, 2022, the Company’s cash, cash equivalents, and short-term investments totaled $43.6 million. Subject to the outcome of the previously announced strategic review, which is still ongoing, management believes Graybug’s current cash and investments are sufficient to support its currently planned operations beyond 2023.

About Graybug

Graybug has historically been a clinical-stage biopharmaceutical company focused on developing transformative medicines for ocular diseases. In August 2022, the Company announced that it had terminated all activities related to its two lead development programs: GB-102, a microparticle formulation of a pan-VEGF inhibitor, sunitinib, for the treatment of wet age-related macular degeneration, and GB-401, an implant formulation containing a novel prodrug of timolol for the treatment of primary open angle glaucoma (POAG). The Company’s two remaining product candidates are both at the preclinical or earlier stage: GB-501 is an adeno-associated virus (AAV) gene therapy with Orphan Drug Designation (ODD) and Rare Pediatric Disease Designation (RPDD) being developed to treat corneal clouding caused by mucopolysaccharidosis type 1 (MPS1), a lysosomal storage disorder, and GB-701 is being developed as a long-acting formulation of a potent factor B inhibitor targeting the complement cascade that plays a role in age-related macular degeneration. Founded in 2011 based on technology licensed from the Johns Hopkins University School of Medicine, Graybug has offices in Redwood City, California and Baltimore, Maryland. For more information, please visit www.graybug.vision.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding the Company’s strategic review process, the timing, cost or expense required to pursue any strategic alternative, the ability to successfully consummate one or more strategic transactions on terms that maximize shareholder value, its ability to advance GB-501, GB-701, or any future product candidate through preclinical or clinical development, achieve its anticipated milestones, license or sell any of its remaining product candidates, or accurately predict the timing or magnitude of its future cash requirements and the resulting depletion of its cash resources. Forward-looking statements are subject to risks and uncertainties that may cause the Company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties described under the heading “Risk Factors” in the Company’s annual report on Form 10-K filed for the year ended December 31, 2021, in its subsequent quarterly reports on Form 10-Q, and in the other reports the Company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact IR@graybug.vision (650) 487-2409	Media Contact media@graybug.vision (404) 384-0067

GRAYBUG VISION, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$3,249	$4,021	$13,364	$14,635
General and administrative	4,299	3,996	12,669	12,611
Restructuring, impairment, and other costs of terminated programs	2,435	—	2,435	—

Total operating expenses	9,983	8,017	28,468	27,246

Loss from operations	(9,983)	(8,017)	(28,468)	(27,246)
Interest income	171	28	266	100

Net loss	(9,812)	(7,989)	(28,202)	(27,146)

Net loss per share—basic and diluted	$(0.46)	$(0.38)	$(1.32)	$(1.28)

Weighted-average number of shares outstanding used in computing net loss per share—basic and diluted	21,536,622	21,287,498	21,443,252	21,153,185

GRAYBUG VISION, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2022	December 31, 2021
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$10,170	$13,364
Short-term investments	33,457	50,306
Assets held for sale	350	—
Prepaid expenses and other current assets	1,094	3,408

Total current assets	45,071	67,078
Property and equipment, net	—	1,981
Operating lease right-of-use asset	290	—
Prepaid expenses and other non-current assets	—	29

Total assets	$45,361	$69,088

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$498	$527
Accrued research and development	200	304
Operating lease liability	302	—
Other current liabilities	2,762	3,226

Total current liabilities	3,762	4,057
Deferred rent, long term portion	—	8

Total liabilities	3,762	4,065
Stockholders’ Equity:
Common stock	2	2
Additional paid-in capital	239,110	234,225
Accumulated deficit	(197,390)	(169,188)
Accumulated other comprehensive loss	(123)	(16)

Total stockholders’ equity	41,599	65,023

Total liabilities and stockholders’ equity	$45,361	$69,088